Exhibit 99.2

Set forth below is an e-mail communication dated January 25, 2016 from Mr. Zimmel to the Company’s General Counsel, with copies to the Company’s Chief Executive Officer, chairman of the board of directors, and external legal counsel.

From: Joe Zimmel

Date: January 25, 2016 11:39 AM

Subject:

To: Goff, Stacey W. (CenturyLink, Inc.); Robinson, Eric S.; Post, Glen F., III (CenturyLink, Inc.); Bill Owens

Dear Stacy,

Closer but still short in many material ways that I believe would most likely cause an investor to have an incomplete and inaccurate picture of what happened.

I understand your need to wordsmith and try to minimize the full extent of what happened, but I think that presents an incorrect picture.

Note the following comments:

The discussion that the Chair of the Committee raised this during the annual board reviews implies there was something in the written reviews. I doubt that is true just as I doubt that other than one director was any comment made. Needless to say I am sure that is all documented and at the appropriate time will come out. Your tilt makes it seem as if there was something in those reviews.

You didn’t include that at our meeting in NY, Bill said if I didn’t withdraw then the Committee wouldn’t renominate me. This is the fact and he said that to at least one other director within the next few days.

At the bottom of page 2 you seek to create the impression that Bill had meaningful input from several “Chairs” as if that lends weight and authority to the decision. You don’t disclose that it was only Monroe or Monroe related directors and that the audit chair had nothing bad to say about me (as he told me when I spoke with him ).

You didn’t say that at the August and November meetings the Committee Chair adamantly opposed my idea to extend Bill’s term. Further we all along knew we were going to bring in 2 to 3 new directors. You refer to uncertainty around me. What uncertainty? You were certain I would not be renominated My departure didn’t change that so your description as to why the Committee Chair decided to completely reverse her position is specious.

You don’t make clear that the Chairman of the Board (per our by-laws) does not have the authority to act alone without the full boards involvement. You seek to give the impression that the Chair was within his authority to act to remove me from the board.

You obfuscate the fact that the only independent directors that Bill talked to were from Monroe or closely linked to Monroe and that no director from outside that circle was included in the conversation much less the decision. You didn’t explain why Bill felt compelled to act based on these very limited conversations as versus taking the time to have an open, transparent and honest conversation with the full board.

You don’t make clear that as I was able to speak to all of the independent and disinterested directors before Bill I was able to get their uninfluenced opinions. Those opinions were shock, surprise, absolute opposition to the action, and descriptions of how valuable, needed and appropriate my role had been.

You imply that since I wasn’t at the dinner meeting I was not interested. The fact of the matter is that nothing in the materials we got said there would be any business done at that dinner. You note that the one opposing director also wasn’t there as if that is meaningful. Why did you neglect to include the fact that other directors weren’t there either?

I asked you to include my email in the body of the 8K, not hidden in an exhibit. Just as I am asking you to include this email in the body of the 8K.

In any event, you have told me you are filing at 3:30 today. I am sorry you are presenting the picture as you are.

If I am able to speak with investors, research analysts and ISS I will make sure they get the whole truth as I believe that is in the best interest of the Company and its shareholders.

Best,

Joe